UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

——————

FORM 8-K

——————

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2024

——————

Duos Technologies Group, Inc.

(Exact name of registrant as specified in its charter)

——————

Florida	001-39227	65-0493217
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7660 Centurion Parkway, Suite 100, Jacksonville, Florida 32256

(Address of Principal Executive Offices) (Zip Code)

(904) 296-2807

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $0.001 per share)	DUOT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2024, Duos Technologies Group, Inc. (the “Company”) announced the re-appointment of Adrian G. Goldfarb as Chief Financial Officer, effective April 29, 2024, following the departure of Andrew W. Murphy, who has been recruited by another company to serve as their Chief Financial Officer. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Goldfarb has a long experience with the Company. Most recently, he was Chief Financial Officer of the Company through November 15, 2022. Since then, he has been Strategic Advisor to the Company, reporting to Charles Ferry, our Chief Executive Officer. He served as a Director from April 2010 to November 2020. Effective July 1, 2012, he was appointed as President and Chief Financial Officer of Information Systems Associates, Inc., which merged with Duos Technologies, Inc in April 2015 upon which he agreed to continue serving the merged company, Duos Technologies Group, Inc., as Chief Financial Officer and Director. Mr. Goldfarb managed the Company’s listing on the Nasdaq Capital Market in 2020. Prior to joining the Company, Mr. Goldfarb served as CFO for Ecosphere Technologies, overseeing growth from $0 to $24 million and profitability. Mr. Goldfarb was also Managing Director of WSI Europe, a division of the Weather Channel from 1998 until 2002. From 2002 to 2007, Mr. Goldfarb served as interim-CFO for MOWIS GmbH, a weather technology media start-up company which was successfully sold to a large European media group. Mr. Goldfarb’s extensive business and financial experience includes 10 years at a subsidiary of Fujitsu where he served as Director of Operations for a new software venture. Mr. Goldfarb started his formal career at IBM and was given responsibility for an account team focused on Latin America and Southeast Asia.

Mr. Goldfarb also currently serves as non-Executive Chairman of GelStat Corporation, a public company engaged in the development, marketing and support of technology for industrial security applications. Mr. Goldfarb is a 40-year technology industry veteran including more than 30 years in information technology and 10 years in the media and communications industry.

On April 25, 2024, the Company entered into an Employment Agreement (the “Agreement”) with Mr. Goldfarb to serve as the Company's Chief Financial Officer.

The Agreement is for a term of one year (the “Initial Term”) and shall be automatically extended for additional terms of successive one-year periods (the “Additional Term”) unless the Company or Mr. Goldfarb gives at least 60 days written notice of non-renewal prior to the expiration of the Initial Term or each Additional Term. Mr. Goldfarb is to receive a base salary at the annual rate of $240,196. Mr. Goldfarb is also eligible for an annual performance bonus in an amount up to $70,000 in accordance with criteria, including but not limited to revenue targets, profitability and other key performance indicators, as recommended by the Chief Executive Officer and accepted by the Board of Directors. The Agreement may be terminated with or without cause and by Mr. Goldfarb for good reason. As a full-time employee of the Company, Mr. Goldfarb will be eligible to participate in all the Company’s benefit programs.

The foregoing description of the Agreement does not purport to be complete and is qualified by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no family relationships between Mr. Goldfarb and any director or executive officer of the Company or its subsidiaries. There also are no transactions to which the Company is or was a participant in which Mr. Goldfarb has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated as of April 25, 2024, between Duos Technologies Group, Inc. and Adrian G. Goldfarb.
99.1	Press Release dated April 30, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUOS TECHNOLOGIES GROUP, INC.

Dated: April 30, 2024	By:	/s/ Charles P. Ferry
Charles P. Ferry Chief Executive Officer